SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C. 20549

                           FORM 8-K

                         CURRENT REPORT


              Pursuant to Section 13 or 15 (d) of the
                 Securities Exchange Act of 1934


          Date of Report (Date of earliest event reported):
                          March 6,1995

                   DIXIE NATIONAL CORPORATION
     ---------------------------------------------------------
      (Exact name of registrant as specified in its charter)


        Mississippi             0-3296               64-0440887
     ----------------------------------------------------------
 (State or other              (Commission           (IRS employer
  jurisdiction of              file number)         identification no.)
  incorporation)

3760 I-55 North                                  39211-6323
Post Office Box 22587, Jackson, Mississippi      39225-2587
(Address of principal executive offices)         (Zip Code)

                Registrant's telephone number, including area code:
                                (601) 982-8210






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Item 5.  Other Events

         On March 6, 1995, Dixie National Corporation (Corporation) entered into a Letter of Intent with Standard Management Corporation (SMC) to sell to SMC all of the capital stock of Dixie National Life Insurance Company (Dixie Life) which the Corporation owns. Dixie Life is a 99.3% subsidiary of the Corporation and represents 94% of the consolidated assets and substantially all of the consolidated operations of the Corporation.

         The Corporation owes Standard Life Insurance Company of Indiana, a subsidiary of SMC, $3,688,746 under a Term Loan due March 31, 1995. The Letter of Intent extends the due date of the Term Loan until closing or, if the transaction contemplated therein is canceled by either party, for 90 days beyond such cancellation. Except as to the extension of the due date of the Term Loan, a prohibition against the Corporation negotiating with other parties and certain other customary provisions, the Letter of Intent is not binding and is subject to a Definitive Purchase Agreement which the parties intend to sign before April 1, 1995.

         The Definitive Purchase Agreement will contain usual and customary conditions, including, among others, a requirement to obtain all requisite regulatory approvals and approval of the transaction by the shareholders of the Corporation at a meeting to be held on or before August 1, 1995. The general terms of the Letter of Intent are set forth in the following paragraph.

         At closing SMC will cancel the Term Loan obligation, assume the Corporation's indebtedness of $1,720,000 under certain Convertible Subordinated Notes due May 1, 1995, pay the Corporation $2,500,000 in cash and issue to the Corporation SMC common shares equal to $500,000 valued at the average trading price of SMC's shares for the five days prior to closing. The Corporation will also receive the first $175,000 of agent advances that Dixie Life collects after closing. These payments constitute a selling price of at least $8,408,746 and up to $8,583,746 if agent advances equal at least $175,000 at closing and at least $175,000 is collected. Agent advances, net of allowance for doubtful accounts, at December 31, 1994 were approximately $270,000. The selling price will be adjusted by the change in Dixie Life's capital and surplus and asset valuation reserve between December 31, 1994 and closing. In addition, Dixie Life will continue to pay $15,000 per month rent to Vanguard, Inc., a wholly-owned subsidiary of the Corporation, through 1996, on an existing lease which expires December 31, 1996, on the office building occupied by the Corporation and Dixie Life. There is no assurance that the transaction will be consummated.

         Although the transaction provides means to satisfy the Convertible Subordinated Notes at closing, such notes are due before the anticipated closing date and there are no assurances that the Corporation will be able to extend such notes beyond their May 1, 1995 maturity, or effect any alternative accommodations. However, management is exploring several options and believes that the Convertible Subordinated Notes will be satisfied or extended at their due date.



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         If the  transaction  is  completed,  the  Corporation  would have total assets of approximately $5,650,000 composed of approximately $2,750,000 in cash; $2,500,000 in equity securities of two issuers; the building discussed above, built in 1971 at a cost of $700,000, which has a current basis of $270,000 and other assets of approximately $130,000. The value of the equity securities is subject to adjustment based on market fluctuations. The Corporation's principal indebtedness would be a mortgage on the building with a principal balance of approximately $450,000, which the Corporation believes is significantly less than current market value of the property. The Corporation expects to use these assets to facilitate its entry into new lines of business unrelated to the life insurance industry. At this time, the Corporation is exploring a possible opportunity in the health care field, but it has no understandings or agreements in that regard.



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                                                    SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               DIXIE NATIONAL CORPORATION
                                                      (REGISTRANT)

                                               BY:  /s/ Robert B. Neal
                                                        ROBERT B. NEAL
                                                        PRESIDENT

Date:  March 13, 1995